UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2016 (July 13, 2016)

Booz Allen Hamilton Holding Corporation
(Exact name of Registrant as specified in its charter)

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 902-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 13, 2016, Booz Allen Hamilton Holding Corporation’s wholly-owned subsidiary Booz Allen Hamilton Inc. (the “Company”), Booz Allen Hamilton Investor Corporation (“Investor”) and certain wholly-owned subsidiaries of the Company (the “Subsidiaries” and, together with Investor, the “Guarantors”), entered into the Third Amendment (the “Amendment”) to the Credit Agreement, dated as of July 31, 2012 (as previously amended by the First Amendment to Credit Agreement, dated as of August 16, 2013, and the Second Amendment to Credit Agreement, dated as of May 7, 2014, the “Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other lenders and financial institutions from time to time party thereto, primarily to extend the maturity of the tranche A and tranche B term loans, extend the termination date of the revolving commitments, borrow additional tranche A term loans and reduce the interest rate for the tranche A term loans, the tranche B term loans and the revolving loans.

Prior to the Amendment, approximately $726 million of tranche A term loans (the “Existing Tranche A Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement exchanged their Existing Tranche A Term Loans for tranche A term loans of like aggregate principal amount (the “Exchanged Refinancing Tranche A Term Loans”), along with Exchanged Refinancing Tranche A Term Loans advanced by certain new lenders, of approximately $726 million. The proceeds of the Exchanged Refinancing Tranche A Term Loans advanced by new lenders were used to prepay in full all of the Existing Tranche A Term Loans that were not exchanged for Exchanged Refinancing Tranche A Term Loans. Pursuant to the Amendment, the Company borrowed additional tranche A term loans of approximately $441 million (the “Incremental Tranche A Term Loans”). The proceeds from the Incremental Tranche A Term Loans were used to partially prepay outstanding principal on the tranche B term loans. Pursuant to the Amendment, (i) certain lenders under the Existing Credit Agreement agreed to provide new revolving credit commitments in aggregate principal amount of $500 million (the “Refinancing Revolving Commitments”), which otherwise have substantially the same terms as the Exchanged Refinancing Tranche A Term Loans and (ii) the existing revolving commitments under the Existing Credit Agreement were terminated. Under the Amendment, the maturity date for the Exchanged Refinancing Tranche A Term Loans and the termination date for the Refinancing Revolving Commitments was extended to June 30, 2021 and the maturity date for the tranche B term loans was extended to June 30, 2023. The Amendment also requires quarterly principal payments of 1.25% of the stated principal amount of tranche A term loans. Pursuant to the Amendment, the interest rate on borrowings under the tranche A term loans is LIBOR plus a spread that ranges from 1.50% to 2.25% based on the Company’s total leverage ratio.

The Amendment increased the amount of additional secured indebtedness that the Company may incur under incremental credit facilities from $300 million to $400 million. The Company also amended its financial maintenance covenants by changing the maximum consolidated net total leverage ratio to (i) 4.50:1.00 through December 31, 2016 and (ii) 4.00:1.00 thereafter. Mandatory prepayments of the tranche A term loans under the Existing Credit Agreement were also reduced to 5.00% per annum. Certain other covenants under the Existing Credit Agreement were amended to provide for greater operational and financial flexibility to the Company.

The Exchanged Refinancing Tranche A Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Credit Agreement. The other terms of the Exchanged Refinancing Tranche A Term Loans and the Incremental Tranche A Term Loans are also generally the same as the terms of the Existing Tranche A Term Loans under the Existing Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Exchanged Refinancing Tranche A Term Loans, the Incremental Tranche A Term Loans and the Refinancing Revolving Commitments is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	/s/ Nancy J. Laben Nancy J. Laben Executive Vice President, Chief Legal Officer and Secretary
Date: July 18, 2016

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Third Amendment to Credit Agreement, dated as of July 13, 2016, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation and Booz Allen Hamilton International, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Lenders and financial institutions from time to time party thereto